Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-38345, No. 333-61067, No. 333-82220 and No. 333-102947 pertaining to the 1997 Stock Option Plan, the 1998 Equity Participation Plan, the 2001 Equity Participation Plan and the 2002 Equity Participation Plan), Form S-3 (No. 333-42374, No. 333-67106, No. 333-83412, No. 333-86552, No. 333-96811 and No. 333-100757) and Form S-1 (No. 333-120953) of PriceSmart, Inc. and in the related prospectus of our report dated November 18, 2005, with respect to the consolidated financial statements and schedule of PriceSmart, Inc. included in its Annual Report (Form 10-K/A Amendment No. 1) for the year ended August 31, 2005, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California

January 24, 2006